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Steve Curry
EMusic.com
(650) 216-0278
scurry@emusic.com
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EMUSIC.COM NOW OFFERS MUSIC FROM DIGITALPRESSURE FOR SALE IN MP3
EMusic.com Also Completes Acquisition of Internet Underground Music Archive
(IUMA)

SAN DIEGO - June 16, 1999 - EMusic.com Inc. (formerly GoodNoise Corporation) (Nasdaq: EMUS), the Internet's leading seller of downloadable music, today
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announced the MP3 availability of selected music from the catalog of digitalpressure, a division of peermusic. At the MP3 Summit conference and exhibition being held here this week, EMusic.com also announced the completion of its acquisition of Internet Underground Music Archive (IUMA). IUMA, founded in 1993, was the Internet's first site to offer unsigned musicians the opportunity to promote and sell their music using the Web.

"EMusic.com is thrilled to offer a catalog as varied as digitalpressure's - including an early soundtrack by Donald Fagen & Walter Becker before they founded Steely Dan," said Gene Hoffman, EMusic.com president and CEO. "With our acquisition of IUMA, we see a great opportunity to offer Internet music fans a logical continuum of music: When fans are looking for music from established artists, they will find them through EMusic.com. When they want to search for the undiscovered gem, they can browse the underground scene on IUMA - maybe they'll find the next Steely Dan!"

Besides the pre-Steely Dan material, EMusic.com will be selling selected tracks from a number of global digitalpressure artists, including Soldat Louis, Big Time, Ima Galguen, Insanity Wave, Olsen Brothers, Sunrise, and Tin Pan Alley.

"We encourage legitimate downloading of our artists' tracks such as those offered by EMusic.com," said Ralph Peer II, chairman and CEO of digitalpressure -- who is also a member of EMusic.com's board of directors. "Our artists' music is available for purchase without the constraints of traditional distribution methods. Consumers around the world who have Internet access will be able to download new and cutting edge material directly from their computers. It's their music -- their way."

Peermusic, the preeminent independent music publishing & production company in the world, was founded more than 65 years ago and their vast and varied catalog includes more than 250,000 titles in all genres of music. The company is actively involved in development of talent throughout the world. More information about peermusic can be found at www.peermusic.com.
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EMusic.com Completes Acquisition of IUMA

The Internet Underground Music Archive will be operated as an independent Web site, integrating with the EMusic.com site where appropriate. IUMA artists gaining enough popularity to attract the attention of an Emusic.com partner label will be "called up" to the Emusic.com site for commercial electronic distribution. IUMA will pursue specialized marketing and branding efforts designed to tighten its focus and squarely target unsigned musicians of all genres -- drastically increasing content acquisition and distribution efforts.

"The EMusic acquisition gives IUMA the additional resources to do a full-court press for content. We plan to expand our artist community by an order of magnitude over the coming year," said Andy Atherton, VP of business development for IUMA. "At the same time, we'll be striking distribution agreements designed to drastically increase IUMA's visibility and traffic. We're going to make the Internet promotion and distribution value proposition real for unsigned artists."

IUMA receives millions of pageviews per month and features over 3,500 artists on individual web sites offering unique URLs (bandname.iuma.com). IUMA offers
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unsigned music fans audio sampling of artists' recordings in Real Audio and MP3 formats as well as purchase of downloadable tracks and physical product through a secure
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e-commerce system. Each IUMA artist site features graphics, photos, lyrics, tour dates, artist bios and any other information desired by the artist.

About EMusic.com

Since it was founded in January 1998, EMusic.com has established itself as a clear leader in the rapidly expanding market for downloadable music. Through relationships with artists and license agreements with leading independent record labels, EMusic.com has emerged as the premier Web site for sampling and purchasing music in the MP3 format, which has become the de facto standard in the digital distribution of music with millions of users around the world. EMusic.com features a constantly expanding catalog of music and offers music fans complete albums for $8.99 or the ability to purchase individual tracks for $.99. EMusic.com is based in Redwood City, California.

EMUSIC.COM and GoodNoise are trademarks of EMusic.com Inc.

NOTE: Any forward-looking statements contained in this release involve a number of uncertainties, risks and other factors which may cause the actual results, performance or achievements expressed or implied by such forward- looking statements to materially differ. Factors that could cause actual events or results to differ materially include, among others, those set forth in the Company's S.E.C. report on Form 10-SB, which may be accessed via the Internet from a link on the following page: http://www.emusic.com/about/investor/index.html.
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